Exhibit 99.1

Chart Industries Reports 2009 Third Quarter Results

Cleveland, Ohio – October 29, 2009 – Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the third quarter ended September 30, 2009. Highlights include:

•	First sequential order increase since second quarter 2008

•	Adds third strategic acquisition of the year

•	Cash and short term investments increase to almost $220 million

Net income for the third quarter of 2009 was $8.2 million, or $0.28 per diluted share. This compares with $20.4 million, or $0.70 per diluted share in the comparable period a year ago. The third quarter of 2009 included $1.2 million in restructuring costs, or $0.03 per diluted share, primarily related to planned workforce reductions as part of the Company’s previously announced cost reduction initiatives. Net sales for the third quarter of 2009 decreased 33% to $127.2 million from $188.8 million in the comparable period a year ago. Gross profit for the third quarter of 2009 was $39.4 million, or 31.0% of sales, versus $66.2 million, or 35.0% of sales, in the comparable quarter of 2008.

“The strength of our backlog going into the economic downturn, together with our early focus on cost reduction initiatives, has enabled us to weather this storm successfully to date,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer. “We continue to focus on winning opportunities that will allow us to grow our business at the leading edge of the recovery. Excluding recent acquisitions, our workforce levels are now down by 24% since the end of last year. We continue to strengthen the balance sheet and improve liquidity while strategically adding acquisitions that expand our global footprint.”

During the third quarter, the Company announced the acquisition of Covidien’s oxygen therapy business, its third strategic acquisition during 2009. This will substantially expand BioMedical’s liquid oxygen therapy business including products sold under the leading Companion™ and Helios™ brands. The acquisition includes these well established brand names as well as design, manufacturing, and sales and service functions worldwide. The acquisition is expected to close by the end of this year.

Backlog at September 30, 2009 was $189.2 million, down 16% from the June 30, 2009 level of $224.6 million. Orders for the third quarter of 2009 were $91.5 million compared with second quarter 2009 orders of $71.4 million.

“Although overall order levels remained relatively weak, I am encouraged to see third quarter orders up sequentially,” stated Mr. Thomas. “This is the first such quarterly increase since the second quarter of 2008. Orders have remained relatively constant in our BioMedical business throughout the economic downturn and have stabilized and started to trend up in our Distribution and Storage (“D&S”) business, but still remain weak in our Energy and Chemicals (“E&C”) business.”

“We are optimistic about several potential significant LNG project orders for E&C that are expected in early 2010 and we continue to invest in strategic relationships in this area,” Mr. Thomas acknowledged. “In addition to our historic base-load LNG relationships, we have a key alliance agreement with Energy World Corporation (“EWC”) for supplying process technology and equipment for their mid-scale LNG liquefaction plants. We are substantially complete on an order to provide equipment for four liquefaction trains that EWC is building in Indonesia and look forward to orders and delivering additional trains. We also entered into an agreement with Toyo Engineering Corporation in 2009 to jointly pursue other mid-scale LNG opportunities.”

Selling, general and administrative (“SG&A”) expenses for the third quarter of 2009 decreased $6.0 million to $20.8 million, or 16.4% of sales as a result of lower employee related costs, travel and entertainment, and other expenses due to cost reduction initiatives. These savings were partially offset by $0.6 million of restructuring expenses in the quarter. SG&A expenses were 15.1% of sales for the second quarter of 2009, or $23.5 million, and 14.2% of sales, or $26.8 million, for the same quarter a year ago.

Cash and short-term investments were $219.5 million at September 30, 2009, which is $14.1 million higher than balances at June 30, 2009 and $65 million higher than balances at December 31, 2008. Capital expenditures for the third quarter of 2009 increased to $4.0 million from $2.9 million in the same period a year ago primarily due to increased expenditures relating to the previously announced industrial gas equipment repair center being built in Reno, Nevada.

SEGMENT HIGHLIGHTS

E&C segment sales declined 37% to $49.7 million for the third quarter of 2009, compared with $78.9 million for the same quarter in the prior year. E&C gross profit margin declined to 29.1% in the 2009 period compared with 39.2% in the 2008 quarter largely due to project mix, higher costs due to the use of contract labor to complete certain projects, and lower volume as a result of reduced order levels. In addition, performance incentives and change orders were earned on several projects improving margins approximately 2% during the third quarter of 2008.

D&S segment sales declined by 35% to $55.6 million for the third quarter of 2009, compared with $85.0 million for the same quarter in the prior year. The decrease in sales was largely due to lower prices and lower volume in our packaged gas product line and, to a lesser extent, bulk tank products, as industrial gas customers continue to restrict their purchases as a result of the economic downturn. As a result, D&S gross profit margin declined to 28.5% in the quarter compared with 30.9% a year ago.

BioMedical segment sales declined 12% to $21.9 million for the third quarter of 2009, compared with $24.9 million for the same quarter in the prior year. Medical respiratory product sales increased during the quarter, but this was more than offset by lower volume in biological storage system sales due to continued weakness in the beef and dairy artificial insemination market due to the economic downturn. In addition, other product sales declined due to the impact of the previously announced Denver facility shutdown. BioMedical gross profit margin increased to 41.4% in the quarter compared with 36.1% for the same period in 2008. This was primarily due to lower material costs and improved volume in medical respiratory products.

OUTLOOK

Based on year to date results, current expectations and our cost reduction initiatives, the Company is reaffirming its previously announced full year sales, but revising upward its mid-point earnings per share guidance. Sales for 2009 are still expected to remain in the range of $580 to $620 million. Earnings are now expected to be in a range of $1.60 to $1.70 per share, as compared with the Company’s prior guidance of $1.50 to $1.70 per share, on approximately 29.0 million weighted average shares outstanding. This revised guidance includes the impact from restructuring charges of approximately $0.14 per share through September 30, 2009, and $0.01 per share of expected additional charges in the fourth quarter 2009 related to cost reduction initiatives and the previously announced shutdown of the Denver facility.

FORWARD-LOOKING STATEMENTS

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future orders, revenue, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance”, “continue,” or the negative of such terms or comparable terminology. Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; the negative impacts of the recent global economic and financial crisis, including the extent of decline in future sales and earnings related to these events; a delay, significant reduction in or loss of purchases by large customers; fluctuations in energy prices; the modification or cancellation of orders in our backlog; changes in government healthcare regulations and reimbursement policies; our reliance on key suppliers and potential supplier failures or defects; competition; general economic, political, business and market risks associated with the Company’s global operations; fluctuations in foreign currency exchange and interest rates; potential future charges to income associated with potential impairment of the Company’s significant goodwill and other intangibles; the Company’s ability to successfully manage its costs, core business resources and growth, including its ability to successfully manage operational expansions and acquire and integrate new product lines or businesses; the satisfaction of customary conditions to closing pending acquisitions; the loss of key employees, labor costs and disputes, and deterioration of employee relations; the pricing and availability of raw materials; the Company’s ability to manage its fixed-price contract exposure; additional liabilities related to taxes; the cost of compliance with environmental, health and safety laws and responding to potential liabilities under these laws; the impact of hurricanes and other severe weather; litigation and disputes involving the Company, including product liability, contract, warranty, pension and severance claims; volatility and fluctuations in the price of the Company’s stock; and risks associated with our indebtedness. For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of

Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located throughout the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chart-ind.com.

As previously announced, the Company will discuss its third quarter 2009 results on a conference call on Thursday, October 29, 2009 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 485-3104 in the U.S. or (201) 689-8579 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chart-ind.com. Please log-in or dial-in five to ten minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chart-ind.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (877) 660-6853 in the U.S. or (201) 612-7415 outside the U.S. and entering Account Code 356 and Replay ID 334955. The telephone replay will be available beginning approximately one hour after the end of the call until 11:59 p.m. ET, Thursday, November 12, 2009.

For more information, click here:
http://www.chart-ind.com/investor_relations.cfm/?b=1444&I=1
Contact:
Michael F. Biehl
Executive Vice President and
Chief Financial Officer
216-626-1216 michael.biehl@chart-ind.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars and shares in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Sales	$127,172	$188,808	$462,665	$556,889
Cost of sales	87,798	122,644	304,702	374,785

Gross profit	39,374	66,164	157,963	182,104

Selling, general and administrative expenses	20,831	26,759	70,242	76,175
Amortization expense	2,745	2,751	8,012	8,234
Asset impairment	(166)	-	334	-

	23,410	29,510	78,588	84,409

Operating income (1) (2)	15,964	36,654	79,375	97,695

Other expense (income):
Interest expense and financing cost amortization, net	4,352	5,249	12,970	15,349
Foreign currency loss (income)	(128)	2,053	(435)	443

	4,224	7,302	12,535	15,792

Income before income taxes and noncontrolling interest	11,740	29,352	66,840	81,903
Income tax expense	3,513	8,806	21,255	24,571

Income before noncontrolling interest	8,227	20,546	45,585	57,332
Noncontrolling interest, net of taxes	(21)	144	98	82

Net income	$8,248	$20,402	$45,487	$57,250

Net income per common share - diluted	$0.28	$0.70	$1.57	$1.97

Weighted average number of common shares outstanding - diluted	29,105	29,147	28,932	29,072

(1)

In addition to an asset impairment charge of $334 for the nine months ended September 30, 2009, additional restructuring costs of $1,222 and $5,781 were included for the three and nine months ended September 30, 2009, respectively.

(2)

Includes depreciation expense for the three months ended September 30, 2009 and 2008 of $2,654 and $2,917, respectively, and for the nine months ended September 30, 2009 and 2008 of $7,925 and $7,612, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net Cash Provided by Operating Activities	$17,695	$59,609	$76,582	$86,833

Investing Activities
Capital expenditures	(4,035)	(2,906)	(9,094)	(9,289)
Acquisition of businesses, net of cash acquired	(2,810)	-	(8,057)	(18,828)
Other investing activities	39	-	2,074	(616)

Net Cash Used In Investing Activities	(6,806)	(2,906)	(15,077)	(28,733)

Financing Activities
Principal payments on long-term debt	-	(6,825)	-	(6,825)
Other financing activities	466	524	853	2,696

Net Cash Provided By (Used In) Financing Activities	466	(6,301)	853	(4,129)

Net increase in cash and cash equivalents	11,355	50,402	62,358	53,971
Effect of exchange rate changes on cash	2,771	(2,753)	4,644	2,044
Cash and cash equivalents at beginning of period	175,041	101,235	122,165	92,869

Cash And Cash Equivalents At End of Period	$189,167	$148,884	$189,167	$148,884

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2009 (Unaudited)	December 31, 2008

ASSETS

Cash and cash equivalents	$189,167	$122,165
Short term investments	30,317	32,264
Current assets	189,520	250,596
Property, plant and equipment, net	105,400	102,372
Goodwill	264,848	261,509
Identifiable intangible assets, net	124,402	129,542
Other assets, net	11,442	10,979

TOTAL ASSETS	$915,096	$909,427

LIABILITIES & SHAREHOLDERS’ EQUITY

Current liabilities	$145,363	$194,161
Long-term debt	243,175	243,175
Other long-term liabilities	63,555	66,639

Shareholders’ equity	463,003	405,452

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$915,096	$909,427

CHART INDUSTRIES, INC. AND SUBSIDIARIES

OPERATING SEGMENTS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Sales

Energy & Chemicals	$49,689	$78,912	$210,861	$230,976
Distribution & Storage	55,561	84,950	188,306	252,459
BioMedical	21,922	24,946	63,498	73,454

Total	$127,172	$188,808	$462,665	$556,889

Gross Profit

Energy & Chemicals	$14,460	$30,926	$78,480	$77,466
Distribution & Storage	15,843	26,239	55,182	76,916
BioMedical	9,071	8,999	24,301	27,722

Total	$39,374	$66,164	$157,963	$182,104

Gross Profit Margin

Energy & Chemicals	29.1%	39.2%	37.2%	33.5%
Distribution & Storage	28.5%	30.9%	29.3%	30.5%
BioMedical	41.4%	36.1%	38.3%	37.7%
Total	31.0%	35.0%	34.1%	32.7%

Operating Income

Energy & Chemicals	$7,527	$23,800	$54,132	$57,276
Distribution & Storage	8,523	16,494	30,009	47,453
BioMedical	5,664	4,630	13,400	15,096
Corporate	(5,750)	(8,270)	(18,166)	(22,130)

Total	$15,964	$36,654	$79,375	$97,695

CHART INDUSTRIES, INC. AND SUBSIDIARIES

ORDERS AND BACKLOG (UNAUDITED)

(Dollars in thousands)

	Three Months Ended
	September 30, 2009	June 30, 2009	March 31, 2009

Orders

Energy & Chemicals	$18,782	$5,612	$17,813
Distribution & Storage	51,722	43,569	52,064
BioMedical	20,994	22,198	19,403

Total	$91,498	$71,379	$89,280

Backlog (1)

Energy & Chemicals	$97,234	$128,052	$193,276
Distribution & Storage	86,221	89,812	108,319
BioMedical	5,719	6,781	5,951

Total	$189,174	$224,645	$307,546

(1)	Includes backlog for the Energy World project of $10,600 at September 30, 2009, $14,500 at June 30, 2009 and $21,500 at March 31, 2009.